EXHIBIT 2.1


                     STOCK PURCHASE AGREEMENT



                           By and Among



                          PENTAIR, INC.
                            ("Buyer"),



                       FLECK CONTROLS, INC.
                           ("Company")



                               and



                       ALL THE SHAREHOLDERS
                            OF COMPANY
                         ("SHAREHOLDERS")






                         October 16, 1995

                     STOCK PURCHASE AGREEMENT
                        TABLE OF CONTENTS


1.   PURCHASE AND SALE OF SHARES . . . . . . . . . . . .. .  1

2.   PURCHASE PRICE - PAYMENT. . . . . . . . . . . . . .. .  2
     2.1.   Purchase Price . . . . . . . . . . . . . . .. .  2
     2.2.   Payment of Purchase Price. . . . . . . . . .. .  2
     2.3.   Determination of Net Book Value. . . . . . .. .  3

3.   JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
     COMPANY AND  SHAREHOLDERS . . . . . . . .. . . . . . .  6
     3.1.   Corporate. . . . . . . . . . . . .. . . . . . .  6
     3.2.   Shareholders . . . . . . . . . . .. . . . . . .  9
     3.3.   No Violation . . . . . . . . . . .. . . . . . .  9
     3.4.   Financial Statements . . . . . . .. . . . . . . 10
     3.5.   Tax Matters. . . . . . . . . . . .. . . . . . . 11
     3.6.   Affiliates' Relationships to Company. . . . . . 13
     3.7.   Inventory. . . . . . . . . . . . . . .  . . . . 14
     3.8.   Absence of Certain Changes . . . . . .  . . . . 14
     3.9.   Bank Accounts. . . . . . . . . . . . .  . . . . 15
     3.10.  No Litigation. . . . . . . . . . . . .  . . . . 16
     3.11.  Compliance With Laws and Orders. . . .  . . . . 16
     3.12.  Title to and Condition of Properties .  . . . . 18
     3.13.  Insurance. . . . . . . . . . . . . . .  . . . . 20
     3.14.  Contracts and Commitments. . . . . . .  . . . . 21
     3.15.  Labor Matters. . . . . . . . . . . . .  . . . . 22
     3.16.  Employee Benefit Plans . . . . . . . .  . . . . 23
     3.17.  Employment Compensation. . . . . . . .  . . . . 26
     3.18.  Trade Rights . . . . . . . . . . . . .  . . . . 26
     3.19.  Major Customers and Suppliers. . . . .  . . . . 26
     3.20.  Product Warranty and Product Liability  . . . . 27
     3.21.  No Brokers or Finders. . . . . . . . .  . . . . 27
     3.22.  Disclosure . . . . . . . . . . . . . .  . . . . 27

4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . .  . . . 28
     4.1.   Corporate. . . . . . . . . . . . . . . .  . . . 28
     4.2.   Authority. . . . . . . . . . . . . . . .  . . . 28
     4.3.   No Brokers or Finders. . . . . . . . . .  . . . 28
     4.4.   Investment Intent. . . . . . . . . . . .  . . . 29
     4.5.   Disclosure . . . . . . . . . . . . . . .  . . . 29

5.   COVENANTS AND AGREEMENTS. . . . . . . . . . . .  . . . 29
     5.1.   Actions Pending Closing. . . . . . . . .  . . . 29
     5.2.   Other Agreements . . . . . . . . . . . .  . . . 32
     5.3.   Tax Matters Agreements; Payment of Taxes  . . . 33
     5.4.   Special Matters. . . . . . . . . . . . .  . . . 34

6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS . .  . . . 35
     6.1.   Representations and Warranties
            True of the Closing Date  . . . . . . . . . . . 35
     6.2.   Compliance With Agreement. . . . .  . . . . . . 35
     6.3.   Absence of Litigation. . . . . . .  . . . . . . 35
     6.4.   Consents and Approvals . . . . . .  . . . . . . 36
     6.5.   HSR Act Waiting Period . . . . . .  . . . . . . 36
     6.6.   Environmental Due Diligence. . . .  . . . . . . 36
     6.7.   Repayment of Indebtedness. . . . .  . . . . . . 36
     6.8.   Ancillary Instruments and Proceedings.. . . . . 36

7.   CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS .. . 37
     7.1.   Representations and Warranties
            True on the Closing Date . . . . . . . . . . .  37
     7.2.   Compliance With Agreement. . . . . . . . .  . . 37
     7.3.   Absence of Litigation. . . . . . . . . . .  . . 37
     7.4.   HSR Act Waiting Period . . . . . . . . . .  . . 37
     7.5.   Repayment of Indebtedness. . . . . . . . .  . . 37
     7.6.   Ancillary Instruments and Proceedings. .  . . . 37

8.   INDEMNIFICATION . . . . . . . . . . . . . . . .  . . . 37
     8.1.   By Shareholders. . . . . . . . . . . . .  . . . 37
     8.2.   By Buyer . . . . . . . . . . . . . . . .  . . . 38
     8.3.   Indemnification of Third-Party Claims. .  . . . 38
     8.4.   Payment. . . . . . . . . . . . . . . . .  . . . 39
     8.5.   Limitations on Indemnification . . . . .  . . . 40

9.   CLOSING . . . . . . . . . . . . . . . . . . . .  . . . 41
     9.1.   Documents to be Delivered by Shareholders . . . 41
     9.2.   Documents to be Delivered by Buyer . . .  . . . 43
     9.3.   Documents to be Delivered by the Parties. . . . 43

10.  TERMINATION . . . . . . . . . . . . . . . . . .  . . . 44
     10.1.  Right of Termination Without Breach. . .  . . . 44
     10.2.  Termination for Breach . . . . . . . . .  . . . 44

11.  ARBITRATION OF DISPUTES . . . . . . . . . . . .  . . . 45
     11.1.  Arbitration Required . . . . . . . . . .  . . . 45
     11.2.  Arbitrators. . . . . . . . . . . . . . .  . . . 45
     11.3.  Arbitral Award . . . . . . . . . . . . .  . . . 45

12.  MISCELLANEOUS . . . . . . . . . . . . . . . . .  . . . 46
     12.1.  Disclosure Schedule. . . . . . . . . . .  . . . 46
     12.2.  Further Assurance. . . . . . . . . . . .  . . . 46
     12.3.  Disclosures and Announcements. . . . . .  . . . 46
     12.4.  Assignment; Parties in Interest. . . . .  . . . 46
     12.5.  Law Governing Agreement. . . . . . . . .  . . . 47
     12.6.  Amendment and Modification . . . . . . .  . . . 47
     12.7.  Notice . . . . . . . . . . . . . . . . .  . . . 47
     12.8.  Expenses . . . . . . . . . . . . . . . .  . . . 48
     12.10. Counterparts . . . . . . . . . . . . . .  . . . 49
     12.11. Headings . . . . . . . . . . . . . . . .  . . . 49
     12.12. Waiver . . . . . . . . . . . . . . . . .  . . . 49
     12.13. Severability . . . . . . . . . . . . . .  . . . 50
     12.14. Glossary of Terms. . . . . . . . . . . .  . . . 50


                              LIST OF SCHEDULES

Schedule 2.1        -    Sample Purchase Price
Schedule 2.2        -    Sample Flow of Funds
Schedule 2.3(c)(ii)      -    October 12 letter
Schedule 3.1.(d)         -    Subsidiary
Schedule 3.1.(f)         -    Shareholder List
Schedule 3.3        -    Violation, Conflict, Default
Schedule 3.4.(a)         -    Fleck U.S. Financial Statements
Schedule 3.4.(b)         -    Fleck Europe Financial
Statements
Schedule 3.4.(c)         -    Contingent Liabilities
Schedule 3.5.(b)         -    Tax Returns (Exceptions to
Representations)
Schedule 3.5.(c)         -    Tax Audits
Schedule 3.5.(d)         -    Consolidated Tax Returns
Schedule 3.5.(e)         -    Tax, Other
Schedule 3.6.(b)         -    Contracts with Affiliates
Schedule 3.6.(d)         -    Obligations
Schedule 3.7        -    Inventory Off Premises
Schedule 3.8.       -    Dividends - 1995
Schedule 3.8.       -    Loans and Advance
Schedule 3.9        -    Bank Accounts
Schedule 3.10       -    Summary of Litigation 1991-95
Schedule 3.11.(a)        -    Non-Compliance with Laws
Schedule 3.11.(b)        -    Licenses and Permits
Schedule 3.11.(c)        -    Environmental Matters
(Exceptions to Representations)
Schedule 3.12.(a)        -    Liens
Schedule 3.12.(c)        -    Real Property
Schedule 3.13       -    Insurance
Schedule 3.14.(b)        -    Personal Property Leases
Schedule 3.14.(c)        -    Purchase Commitments
Schedule 3.14.(d)        -    Sales Commitments
Schedule 3.14.(e)        -    Contracts with Affiliates and
Certain Others
Schedule 3.14.(g)        -    Loan Agreements, etc.
Schedule 3.14.(h)        -    Guarantees
Schedule 3.14.(i)        -    Restrictive Agreement
Schedule 3.14.(j)        -    Personal Contracts
Schedule 3.15       -    Labor Matters
Schedule 3.16.(a)        -    Employee Benefit Plans (US)
Schedule 3.16.(a)        -    Employee Benefit Plans (Europe)
Schedule 3.17       -    Employment Compensation
Schedule 3.18       -    Trade Rights
Schedule 3.19.(a)        -    Major Customers - 1995
Schedule 3.19.(a)        -    Major Customers - 1994
Schedule 3.19.(b)        -    Major Suppliers - 1995
Schedule 3.19.(b)        -    Major Suppliers - 1994
Schedule 3.19.(c)        -    Dealers and Distributors
Schedule 3.20       -    Product Warranty and Warranty Product
Liability
Schedule 8.1        -    Certain Specific Accruals/Reserves

                           EXHIBIT LIST


A    Shareholders' Agreements
B    Form of Shareholders' Accountants' Report
C    Form of Escrow Agreement
D    Form of Consulting Agreement
E    Form of Non-Competition Agreement
F    Form of Stock Purchase Agreement
G    Form of Shareholder Release
H    Form of Foley & Lardner Opinion of Counsel
I    Form of Henson & Efron, P.A. Opinion of Counsel

                     STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (this "Agreement") dated October 16, 1995, by and among Pentair, Inc., a Minnesota corporation ("Buyer"), Fleck Controls, Inc., a Wisconsin corporation ("Company"), and the Individuals and Trusts listed on the signature page hereof (individually "Shareholder" and together the "Shareholders").

                             RECITALS

         A. Company is engaged in the design, manufacture and distribution of control valves, timers and meters for the water treatment industry (the "Business").
Shareholders own all of the issued and outstanding shares (the
"Shares") of capital stock of Company.

         B. Company's facilities consist of administrative and manufacturing facilities located in Brookfield, Wisconsin
(the "Brookfield Facility").

         C. A related company, Fleck Europe, S.N.C., a societe en nom collectif organized under French law, owns manufacturing facilities in Buc, France (the "Buc Facility" and with the "Brookfield Facilities," the "Facilities") and all the parts of which are owned by the Company and Fleckenstein Family (France) Corporation, a Wisconsin corporation ("Family Corp.").

         D. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

         E.  Shareholders have designated Andrew J.
Fleckenstein (the "Shareholders' Agent") as their agent and attorney-in-fact with the authority to act on their behalf in connection with the sale of the Shares to Buyer, pursuant to Shareholders' Agreements, copies of which are attached hereto as Exhibit A.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.  PURCHASE AND SALE OF SHARES

    Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all the Shares.

2.  PURCHASE PRICE - PAYMENT

    2.1. Purchase Price.  The purchase price (the "Purchase
Price") payable forthe Shares shall be the sum of:

         2.1.(a)     the Net Book Value on the Recent Balance
Sheet (each as hereinafter defined),

         2.1.(b)     plus/minus the increase/decrease in the
Net Book Value from the Recent Balance Sheet to the Statement of Net Book Value (hereinafter defined),

         2.1.(c)     plus $99,349,957,

         2.1.(d)     minus the amount, if any, by which
payments made by the Company to its employees in connection with the sale of the Company, including payments made under any Change of Control Agreements, exceed US$385,740 and FF985,541.

         All payments of Purchase Price, including any adjustments thereto, are to be made (whether to the Escrow Agent as hereinafter defined or the Shareholders' Agent) for pro rata distribution among the Shareholders in accordance with their respective shareholdings in the Company. Attached as Schedule 2.1 is a sample calculation of the Purchase Price as of the date hereof.

    2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

         2.2.(a)     Cash to Escrow Agent.  At the Closing,
Buyer shall deliver to the Escrow Agent, under the Escrow
Agreement (as defined in Section 5.2.(a)), the sum of Ten
Million Dollars ($10,000,000).

         2.2.(b)     Cash to Shareholders' Agent.  At the
Closing, Buyer shall deliver to the Shareholders' Agent the sum of:

           (1)  the Net Book Value on the Recent Balance
Sheet,

           (2)  plus/minus the increase/decrease in the Net
Book Value from the Recent Balance Sheet to the Estimated
Closing Balance Sheet (as hereinafter defined),

           (3)  plus $99,349,957,

           (4) less the amount paid to the Escrow Agent pursuant to Subsection 2.2(a) above.

         2.2.(c)     Adjustment of Final Cash Purchase Price.
On or before the fifth business day following the final determination of the Statement of Net Book Value (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (i) the Escrow Agent shall pay to Buyer the amount, if any, by which the Net Book Value, as reflected on the Estimated Closing Balance Sheet exceeds the Net Book Value, as reflected on the Statement of Net Book Value, or (ii) Buyer shall pay to the Shareholders' Agent the amount, if any, by which the Net Book Value, as reflected on the Statement of Net Book Value, exceeds the Net Book Value, as reflected on the Estimated Closing Balance Sheet.
    All payments shall bear interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the rate announced by M&I Marshall & Ilsley Bank, Milwaukee, Wisconsin, as its prime rate.

         2.2.(d)     Method of Payment.  All payments under
this Section 2.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient.
Attached as Schedule 2.2(d) is a sample Flow of Funds
Memorandum as of the date hereof.

    2.3. Determination of Net Book Value.

         2.3.(a)     Definition of Net Book Value.  The term
"Net Book Value" shall mean the dollar amount by which the consolidated net book value of the tangible assets of Company exceeds the consolidated net book value of all the liabilities of Company on the applicable balance sheet or statement.

         2.3.(b)     Estimated Closing Balance Sheet.  For
purposes of determining the Net Book Value and the Purchase Price payable by the Buyer at the Closing, not less than five
(5) business days prior to the Closing Date, Company shall prepare and deliver to Buyer a projected balance sheet of Company as of the close of business on the business day immediately prior to the Closing Date (hereinafter the "Effective Time") which shall represent Company's reasonable estimate of the Statement of Net Book Value; such balance sheet to be consistent with, in form and use of accounting principles, the Recent Balance Sheet as defined in Section 3.4 hereof and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. The estimated balance sheet as delivered by Shareholders pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet," provided that (i) any obligation to make payments under any Change In Control Agreements of $385,740 and FF 985,541 or less and (ii) the bank loan in the principal amount of $10,000,000 for the establishment of the Fleckenstein Family Foundation shall not be set forth on the Estimated Closing Balance Sheet.

         2.3.(c)     Statement of Net Book Value.  The
Statement of Net Book Value of Company prepared as of the Effective Time and certified by Vrakas, Blum & Co. S. C.,
Company's independent accountants ("Shareholders'
Accountants"), shall be prepared as follows:

           (i) Shareholders shall prepare and deliver to Buyer, within 60 days following the Closing Date, the Statement of Net Book Value. There shall be attached to the Statement of Net Book Value an annex setting forth in reasonable detail the computation of the adjustment of the final cash purchase price provided for in Section 2.2.(c) and the report of Shareholders' Accountants in the form of Exhibit B, accompanied by a sample format for the Statement of Net Book Value.
         Shareholders shall cause the Statement of Net Book Value to be audited by Shareholders' Accountants, and the report of such auditors thereon shall be delivered to Buyer within the 60 day period. Shareholders' Accountants will observe a physical inventory of the inventories of the Company as of the close of business on the day immediately preceding the Closing Date. The taking of such inventory shall be observed by Buyer and by Buyer's auditors.

           (ii) To the extent permitted by generally accepted accounting principles, the assets and liabilities set forth in the Statement of Net Book Value shall be determined using the same accounting methods, policies, principles, practices, and procedures, with consistent classification, judgments, and estimation methodology, as used in determining assets and liabilities included in the Recent Balance Sheet and Company's Audited Financial Statements (as hereinafter defined), provided that (i) any obligation to make payments under any Change In Control Agreements of $385,740 and FF 985,541 or less and (ii) the bank loan in the principal amount of $10,000,000 for the establishment of the Fleckenstein Family Foundation shall not be set forth on the Statement of Net Book Value, and further provided that no adjustments for accruals shall be made for the items discussed in Buyer's October 12, 1995 letter contained in Schedule 2.3.(c)(ii).

           (iii)     Shareholders shall afford Buyer
(including its employees, auditors, agents, and professional advisors) the opportunity to review and comment upon drafts of the Statement of Net Book Value (and the computation of the purchase price adjustment annexed thereto)prior to the finalization of the same, and Shareholders and Buyer shall attempt in good faith to resolve any disputes with respect to the calculations therein before the final statement is rendered. In connection therewith, Shareholders shall arrange for the work papers of Shareholders' Accountants to be made available to Buyer and Buyer's auditors, and they may make inquiries of representatives of Shareholders and Shareholders' Accountants to the extent deemed necessary by Buyer.
         Buyer agrees to provide access to employees of the Company, as well as representatives of Buyer, to the extent reasonably necessary to enable Shareholders and Shareholders' Accountants to prepare and audit the Statement of Net Book Value.

           (iv) The Statement of Net Book Value delivered by Shareholders to Buyer (and the computation of the purchase price adjustment annexed thereto) shall be conclusive and binding upon the parties unless Buyer, within 30 days after the delivery to Buyer of the Statement of Net Book Value, notifies Shareholders in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Statement of Net Book Value and the computation of the purchase price adjustment, as amended to the extent necessary to reflect the resolution and the dispute, shall be conclusive and binding upon the parties. Buyer and Shareholders agree that the level of accruals or lack of accruals for each of the items on Schedule 2.3.(c)(ii) have been taken into account in determining the Purchase Price for the Shares. Buyer may not challenge the provision for or lack of provision for the items raised on Schedule 2.3.(c)(ii), provided that Shareholders' Accountants use the same accounting methods,policies, principles, practices, and procedures, with consistent classifications, judgments and estimation methodology, as used in preparing the Recent Balance Sheet and Company's Audited Financial Statements. If the parties do not reach agreement resolving the dispute within 15 days after notice is given by Buyer to Shareholders, the parties shall submit the dispute to a nationally recognized independent accounting firm mutually agreeable to the parties, which firm shall not have had a material relationship with either Buyer or Shareholders or their respective affiliates within the two years preceding the appointment (the "Arbiter"),for resolution. If the parties cannot agree on the selection of the independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association in Chicago, Illinois, to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 30 days after its acceptance of its appointment as Arbiter, the Arbiter shall make a determination, based solely on presentations by Buyer and Shareholders, and not by independent review, and shall render a report as to the dispute and the resulting computation of the Statement of Net Book Value and the purchase price adjustment, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of Section 2.3.(c)(ii) and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (A) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by Shareholders in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Buyer and Shareholders each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Statement of Net Book Value.

3.  JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
COMPANY AND SHAREHOLDERS

    Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date in all material respects, shall be unaffected by any investigation heretofore or hereafter made by Buyer,or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

    3.1. Corporate.

         3.1.(a)     Organization.  Company is a corporation
duly organized,validly existing and in good standing under the laws of the State of Wisconsin.

         3.1.(b)     Corporate Power.  Company has all
requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as and where such is now being conducted.

         3.1.(c)     Qualification.  Company is duly licensed
or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

         3.1.(d)     Subsidiaries.  Schedule 3.1.(d) sets
forth the jurisdiction of incorporation, capitalization, ownership and officers and directors of Fleck Europe, S.N.C., the sole entity in which the Company has a direct and substantial equity interest ("Subsidiary") and the jurisdictions in which Subsidiary is qualified or licensed to do business as a foreign corporation. Except for Subsidiary, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. All of the outstanding shares of capital stock of each Subsidiary owned by the Company are free and clear of any security interest, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind whatsoever, and are validly issued, fully paid and nonassessable.

         Subsidiary (i) is a societe en nom collectif duly organized, validly existing and in good standing under the laws of France, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (iii) is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed in Schedule 3.1.(d), which are the only jurisdictions in which such Subsidiary is required to be so qualified or licensed. Subsidiary does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. There are no
(i) securities convertible into or exchangeable for any of the Subsidiary's ownership interests, (ii) options, warrants or other rights to purchase or prescribe to ownership interests of the Subsidiary or securities which are convertible into or exchangeable for ownership interests of the Subsidiary, or
(iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any ownership interests of the Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

         The authorized capital of the Subsidiary is 3,665,000 FF and all of the ownership interests in the Subsidiary are owned of record and beneficially by the Company, which owns 4966 parts, and by Family Corp., which owns 34 parts. All such ownership interest in the Subsidiary are validly issued, fully paid and nonassessable.

         The term "Company" as used hereinafter means the Company and the Subsidiary, except where the context or specific provisions provide otherwise.

         3.1.(e)     Corporate Documents, etc.  The copies of
the Articles of Incorporation and By-Laws of the Company and the governing statutes of the Subsidiary, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company and the Subsidiary which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all corporate action taken respectively by each of them.

         3.1.(f)     Capitalization of the Company.  The
authorized capital stock of the Company (not including Subsidiary) consists entirely of 9,000 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 6,002 shares of common stock of the Company which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable.

         There are no (i) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.1.(g)     Power and Validity.  The Company has full
power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as "Ancillary Instruments") and to carry out the transactions contemplated hereby and thereby. No other corporate act or proceeding on the part of the Company or the Shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    3.2. Shareholders.

         3.2.(a)     Power.  Each Shareholder has full power,
legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments (as defined below) and to carry out the transactions contemplated hereby.

         3.2.(b)     Validity.  This Agreement has been duly
and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         3.2.(c)     Title.  Each Shareholder has, and at
Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies or marital or community property interests.

         3.2.(d)     Obligations.  Company does not have any
obligation or liability arising out of any obligation or liability of Shareholder or an Affiliate (other than the Company and Subsidiary), with the exception of obligations and liabilities arising in connection with Shareholder's participation in or operation of the Company.

    3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

    3.4. Financial Statements.

         3.4.(a)     Company Financial Statements.  Included
as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 1991, 1992, 1993 and 1994, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Vrakas Blum & Co. S.C., independent auditors for Company for such years (the"Audited Financial Statements"), and (ii) an unaudited balance sheet of Company as of August 31, 1995 (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the interim periods then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company (in which have been recorded all financial transactions of the Company), and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. The Estimated Closing Balance Sheet and Statement of Net Book Value shall be prepared in accordance with the specifications set forth in Article 2; the Statement of Net Book Value shall be true, complete and accurate and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position of the Company as of the date thereof. All such financial statements reflect the accounting treatment required under the Statements of Financial Accounting Standard No. 87, "Employers' Accounting for Pensions," No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits."

         3.4.(b)     Subsidiary Financial Statements.
Included in Schedule 3.4 are true and complete copies of the financial statements of Subsidiary consisting of (i) balance sheets of Subsidiary as of December 31, 1991, 1992, 1993 and 1994, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Fiduciaire Expertises Conseils, independent auditors for Subsidiary for such years (the "Subsidiary Audited Financial Statements"), and (ii) an unaudited balance sheet of Subsidiary as of August 31, 1995, and the related unaudited statements of income and cash flows for the interim periods then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Subsidiary (in which have been recorded all financial transactions of the Subsidiary), and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Subsidiary as of the dates and for the years and periods indicated.

         3.4.(c)     Contingent Liabilities.  Schedule 3.4.(c)
identifies all contingent liabilities that are not reflected in the Audited Financial Statements or the Statement of Net
Book Value.

    3.5. Tax Matters.

         3.5.(a)     Provision For Taxes.  The provision made
for taxes on the Recent Balance Sheet, and to be made for taxes on the Statement of Net Book Value, is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes, duties, assessment or charges of any kind whatsoever (and any interest, penalties and additions to tax) and assessments, ("Taxes"), whether or not disputed, at the date of the Recent Balance Sheet, and the Statement of Net Book Value, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

         3.5.(b)     Tax Returns Filed.  Except as set forth
on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns or reports required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees or other service providers of Company.

         3.5.(c)     Tax Audits.  The federal and state income
tax returns of Company have been audited by the Internal Revenue Service and appropriate foreign, state, local or other taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any foreign, state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report. Except as disclosed in Schedule 3.5.(c), no notice of claim has ever been made by a governmental authority in a jurisdiction where Company does not file tax returns or reports that it is or may be subject to Taxes in that jurisdiction, there are no liens for Taxes upon the assets of Company except liens for Taxes not yet due, no amended returns or refund claims have been or are scheduled to be filed by or on behalf of Company, there are no pending appeals or other administrative proceeding with respect to any tax return of Company, and there is no deficiency or refund litigation with respect to any tax return of Company. No material issues have been raised by any relevant taxing authorities on audit of the tax returns of Company.

         3.5.(d)     Consolidated Group.  Schedule 3.5.(d)
lists every year Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. Except as set forth on Schedule 3.5.(d), no affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.

         3.5.(e)     S Status.  Except as set forth in
Schedule 3.5.(e), the Company (but not Subsidiary) has validly elected to be taxed as a Subchapter S corporation for federal income tax purposes, and for all relevant state or local income tax purposes which recognize such status, for its tax year beginning January 1, 1994 and such status shall not terminate before the Closing Date.

         3.5.(f)     Other.  Except as set forth in Schedule
3.5.(f), Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority,
(iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement or any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Taxes. Company is a "United States person" within the meaning of the Code. Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
    The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. Company does not have and did not have a branch in any foreign country. Except as disclosed in
Schedule 3.5.(f), Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

    3.6. Affiliates' Relationships to Company.

         3.6.(a)     Definition of Affiliate.  For purposes of
this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

         3.6.(b)     Contracts With Affiliates.  All leases,
contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.6.

         3.6.(c)     No Adverse Interests.  No Affiliate has
any direct or indirect interest in (i) any entity which does business with Company or is competitive with the Business, or
(ii) any property, asset or right which is used by Company in the conduct of the Business.

         3.6.(d)     Obligations.  All obligations of any
Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.6.(d).

    3.7. Inventory. All inventories reflected on the Audited Financial Statements and the Recent Balance Sheet were, and all inventories reflected on the Statement of Net Book Value will be, properly valued at the lower of cost (on a LIFO basis for Company and FIFO basis for Subsidiary) or market value in accordance with generally accepted accounting principles applied consistently and used by the Company in the preparation of its financial statements. Inventories of finished goods so reflected were and will be of a quality and quantity useable and saleable in the ordinary course of business and had and will have a commercial value at least equal to the value shown thereon. Inventories of raw materials, work in process, stores, and replacement parts (whether located at the Facilities or in transit) are (i) of good and merchantable quality and contain no amounts that are not usable for the purposes intended in the ordinary course of the operations of the Company; (ii) in conformity with warranties customarily given to purchasers of like products; and (iii) at levels adequate for and not excessive in relation to the ordinary course of the operations and in accordance with past inventory stocking practices of the Company.
Except as set forth in Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement.

    3.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since December 31, 1994 there has not been:

         3.8.(a)     No Adverse Change.  Any material adverse
change in the financial condition, assets, liabilities, business, prospects or operations of Company;

         3.8.(b)     No Damage.  Any material loss, damage or
destruction, whether covered by insurance or not, affecting
Company's business or properties;

         3.8.(c)     No Increase in Compensation.  Any
increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued except in the ordinary course of business and in accordance with past practice;

         3.8.(d)     No Labor Disputes.  Any labor dispute or
disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

         3.8.(e)     No Dividends.  Any declaration, setting
aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company in his, her or its capacity as a shareholder;

         3.8.(f)     No Disposition of Property.  Any sale,
lease creation of any Lien on or affecting, or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

         3.8.(g)     Loans and Advances.  Any loan or advance
(other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate;

         3.8.(h)     Credit.  Any grant of credit to any
customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit, or any forgiveness or cancellation of any amount of debt due to or claim of the Company against any third party; or

         3.8.(i)     Accounting Practice.  Any change in
accounting methods, principles or practices.

    3.9. Bank Accounts. Schedule 3.9 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the names of all persons authorized to draw thereon or who have access thereto.

    3.10. No Litigation. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the knowledge of the Shareholders, threatened against Company, its directors (in such capacity), its business or any of its assets.
Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 1991, where the amount in controversy exceeds $25,000. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

    3.11.  Compliance With Laws and Orders.

         3.11.(a)    Compliance.  Except as set forth in
Schedule 3.11.(a), Company is in compliance with all applicable Laws and Orders (except where non-compliance would not have a material adverse effect on the Company or the Business), including, without limitation, those applicable to discrimination in employment, public health, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders.

         3.11.(b)    Licenses and Permits.  Company has all
licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations, including without limitation, those relating to pollution or protection of the environment required for the conduct of the Business (as presently conducted and as proposed to be conducted) and operation of the Facilities(other than licenses, permits, registrations, approvals, authorizations or consents which if not obtained would have a material adverse effect on the Company or the Business). All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect, are not subject to any pending or, to the best of Company's and Shareholders' knowledge, threatened revocation or modification, and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in
Schedule 3.11.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except to the extent that noncompliance would not have a material adverse effect on the Company or the Business.

         3.11.(c)    Environmental Matters.  For purposes of
this Agreement, applicable national, state, regional, county and local (whether foreign or domestic) Laws relating to pollution or protection of the environment, including, without limitation, Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, are herein collectively referred to as the "Environmental Laws." Without limiting the generality of the foregoing provisions of this Section 3.11, except to the extent that any of the following would not have a material adverse effect on the Company or the Business,

           (i) Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any Order, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that noncompliance would not have a material adverse effect on the Company or the Business.

           (ii) Except as set forth in Schedule 3.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder.

           (iii) Except as set forth in Schedule 3.11.(c), there are no past or present (or, to the best of Company's and the Shareholders'knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may

                     (A)    interfere with or prevent
compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or

                     (B)    give rise to any liability,
including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

    3.12.  Title to and Condition of Properties.

         3.12.(a)    Marketable Title.  Company has good and
marketable title to all of Company's assets, business and properties (and a fee simple estate in all owned Real Property), including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, tenancies, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges, encroachments or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.12 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof. The Company's title thereto will not be affected in any way by the transactions contemplated hereby.

         3.12.(b)    Condition.  All property and assets owned
or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), and have been maintained consistent with prudent industry practice. No other assets or property are needed to permit the Company to carry on the business of Company as conducted during the preceding 12 months and as proposed to be conducted. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company) and are suitable and adequate for the purposes for which it is presently being used and as it is proposed to be used.

         3.12.(c)    Real Property.  Schedule 3.12.(c) lists
all real property owned, leased or occupied by Company (the "Real Property"), including the legal description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and sets forth a description of all plants, buildings or other structures located thereon. Schedule 3.12.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted, and the business activities of the Company thereon are consistent with and permitted under, and not in default of, applicable zoning ordinances, restrictive covenants or other restrictions. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress.
There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. Except as set forth in Schedule 3.12(c), none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to Company's and Shareholders' knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property,
(ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above,
(iv) aboveground or underground storage tanks, (v) wells located on the Real Property, (vi) pending or proposed modifications of zoning or similar Laws affecting the Real Property or (vii) structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

         3.12.(d)    No Condemnation or Expropriation.
Neither the whole nor any portion of the Real Property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's and Shareholders' knowledge has any such condemnation,expropriation or taking been proposed.

         3.12.(e)    Utilities.  All utilities, including
without limitation telephone, municipal sewer and water, electricity and gas, necessary for the use of the Real
Property and the Business, as currently conducted and as proposed to be conducted, are available, connected and operational.

    3.13.  Insurance.

         3.13.(a)    Policies.  Set forth in Schedule 3.13 is
a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer.
Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $25,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Except as set forth in Schedule 3.13, Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years.

         3.13.(b)    Claims.  Company has duly and timely made
all claims it has been entitled to make under each policy of insurance. Except for policies in favor of Subsidiary, since 1985, all products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

    3.14.  Contracts and Commitments.

         3.14.(a)    Real Property Leases.  Except as set
forth in Schedule 3.12.(c), Company has no leases of real property, whether as lessor or lessee. With respect to each such lease listed, there are no prepaid or deferred rents payable.

         3.14.(b)    Personal Property Leases.  Except as set
forth in Schedule 3.14.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $25,000 or involving performance over a period of more than 12 months.

         3.14.(c)    Purchase Commitments.  Except as set
forth in Schedule 3.14(c)(i), Company has no inventory items or supplies on hand that constitute in excess of twelve months normal usage by more than $10,000. Except as set forth in
Schedule 3.14(c)(ii), Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, exceed twelve months normal usage by more than $10,000, provided, however, each purchase commitment may be cancelled by the Company. The Company has no commitments for capital expenditures in excess of $50,000 for any one project.

         3.14.(d)    Sales Commitments.  Except as set forth
in Schedule 3.14.(d), Company has no sales or service contracts or commitments to customers or distributors which aggregate in excess of $50,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments for its finished goods or for services to be performed, except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are beyond its ability to produce or to provide such services or are for a consideration which would result in a loss to the Company.

         3.14.(e)    Contracts With Affiliates and Certain
Others. Except as set forth in Schedule 3.14.(e), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent,consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

         3.14.(f)    Collective Bargaining Agreements.
Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

         3.14.(g)    Loan Agreements.  Except as set forth in
Schedule 3.14.(g), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

         3.14.(h)    Guarantees.  Except as disclosed on
Schedule 3.14.(h), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

         3.14.(i)    Restrictive Agreements.  Except as
disclosed on Schedule 3.14.(i), the Company has not entered into and is not bound by any contract, agreement, commitment or arrangement restricting the territories in which it may do business, limiting the type of business that it may do in any territory, or restricting its right to sell products to any customer or group of customers.

         3.14.(j)    Personal Contracts.  Except as disclosed
on Schedule 3.14.(j), the Company has not entered into and is not bound by any contract, agreement, commitment or arrangement for personal services or severance of relationship involving annual payments in excess of $50,000.

         3.14.(k)    Performance.  Except as disclosed on the
appropriate Schedule, the Company has performed and is performing all of the obligations required to be performed by it to date, and is not, and will not be as of the Closing Date, in default under, such leases, contracts, agreements, commitments, or arrangements, and no notice of default has been received with respect thereto. No other party thereto is in default thereof. No event has occurred that with notice or the lapse of time or both would constitute a default by any party thereunder. All such contracts and arrangements are and will on the Closing Date be in good standing and full force and effect according to their terms.

    3.15. Labor Matters. Except as set forth in Schedule 3.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15,
(a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity. Neither Shareholders nor the Company are aware of any pending or threatened change in the employment status of any officer or other member of management of the Company. Subsidiary does not have and is not required to have a comite' d'entreprise and no approval by any representative council of workers or other employees of Subsidiary is required for the consummation of the transactions contemplated hereby.

    3.16.  Employee Benefit Plans.

         3.16.(a)    Disclosure.  Schedule 3.16.(a) sets forth
all pension, medical, dental, life, accident insurance, employee welfare, disability, group insurance, and other similar fringe or employee benefit plans, programs and arrangements, and any severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of (i) all the Employee Plans/Agreements, including all amendments thereto, (ii) all current summary plan descriptions and material modifications thereto for all Employee Plans/Agreements subject to the disclosure rules under Part 1 of Title I of ERISA, (iii) the most recent IRS determination letters for each Employee Plan/Agreementintended to be qualified under Section 401 and 501 of the Code, (iv) the three most recent annual reports on Form 5500 series (and all required schedules thereto) filed with the Internal Revenue Service with respect to each Employee Plan/Agreement (if any such report was required), (v) each trust agreement and group annuity contract relating to an Employee Plan/Agreement, and (vi) certified financial statements for each Employee Plan/Agreement (if required) have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16.(a),to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), "multiple employer plan" (as defined in Section 413(c) of the Code) or a defined benefit plan as defined in Section 414 of the Code, and Company has never contributed nor been obligated to contribute to any multiemployer plan, multiple employer plan or defined benefit plan.

         3.16.(b)    Prohibited Transactions, etc.  There have
been no "prohibited transactions" within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

         3.16.(c)    Affiliated Service Group; Leased
Employees. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

         3.16.(d)    Payments and Compliance.  With respect to
each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no governmental investigations, actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens. No event has occurred and no condition exists under any Employee Plan/Agreement that would subject Company to any tax under Code Sections 4971, 4972, 4977 or 4979 or to a fine under ERISA Section 502(c).

         3.16.(e)    Post-Retirement Benefits.  No Employee
Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than
(i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

         3.16.(f)    No Triggering of Obligations.  The
consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement,
(ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         3.16.(g)    Future Commitments.  Company has no
announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

    3.17. Employment Compensation. Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

    3.18. Trade Rights. Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Except as set forth on Schedule 3.18, Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company. Company has not granted any license or made any assignment of any Trade Right listed on
Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. Except as set forth on Schedule 3.18, there is no Litigation pending or, to Shareholders' knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. The Company is not aware of any infringement by a third party upon any Trade Right. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" shall mean and include:
(i) all trademark rights, service marks, trade names and brand names; (ii) all copyrights; and (iii) all patents and patent applications, and all international proprietary rights associated therewith.

    3.19.  Major Customers and Suppliers.

         3.19.(a)    Major Customers.  Schedule 3.19.(a)
contains a list of the twenty (20) largest customers, including distributors, of Company for the eight-month period ending August 31, 1995, and the twelve-month period ending December 31, 1994 (determined on the basis of the total dollar amount of net sales), showing the total dollar amount of net sales to each such customer during each such period. Shareholders and management of the Company have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of Company after the Closing..

         3.19.(b)    Major Suppliers.  Schedule 3.19.(b)
contains a list of the twenty (20) largest suppliers to Company for the eight-month period ending August 31, 1995, and the twelve-month period ending December 31, 1994(determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such period.
    Shareholders and management of the Company have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on
Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

         3.19.(c)    Dealers and Distributors.  Schedule
3.19.(c) contains a list of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts.

    3.20.  Product Warranty and Product Liability.  Schedule
3.20 contains a true,correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) as adopted since January 1, 1992 and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet.
Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Shareholder's and Company's knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $10,000 (whether or not covered by insurance). As used in this Section 3.20, the term "Products" means any and all products currently or for the past ten years manufactured, distributed or sold by Company.

    3.21. No Brokers or Finders. Except for Houlihan Lokey Howard & Zukin and Goldman, Sachs & Co., Shareholders have not retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    3.22. Disclosure. No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Shareholders pursuant to this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Notwithstanding anything else contained herein, no claims for breach of warranty or misrepresentation with respect to the items described in Schedule 2.3.(c)(ii) may be made by Buyer because an adjustment has already been made by the parties with respect thereto.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date in all material respects, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

    4.1. Corporate.

         4.1.(a)     Organization.  Buyer is a corporation
duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         4.1.(b)     Corporate Power.  Buyer has all requisite
corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

    4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    4.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    4.4. Investment Intent.  The Shares are being acquired by
Buyer for investment only and not with the view to resale or other distribution.

    4.5. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.  COVENANTS AND AGREEMENTS

    5.1. Actions Pending Closing. From the date hereof through the Closing or earlier termination, except as otherwise approved in writing by the Buyer, Shareholders shall take, or cause the Company to take, and the Company shall take, all actions necessary or appropriate to comply with, or to refrain from taking any action in breach of, the following covenants:

         5.1.(a)     HSR Act Filings.  To the extent such
filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission,the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Shareholders and the Company shall consult with Buyer.

         5.1.(b)     Consents.  Shareholders and Company will
use their best efforts prior to Closing to obtain all consents (and estoppel letters with respect toleased property) necessary for the consummation of the transactions contemplated hereby.
         5.1.(c)     Access to Information and Records.
Buyer, its counsel, accountants and other representatives shall have (i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may reasonably request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance(which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

         5.1.(d)     Access to Facilities.  Buyer, including
its agents, employees and its professional advisors, shall be given full access during regular business hours to the physical facilities of the Company, upon appointment with the general manager of each of the Facilities and accompanied by general manager or his or her designee(s). Shareholders, the Company and their respective employees and professional advisors shall cooperate fully with Buyer in its examinations and inspections, but not to the detriment of the ongoing operations of their business operations prior to Closing.

         In order to enable Buyer to conduct a due diligence investigation, Shareholders and Company shall provide Buyer (including its employees and agents, and its professional advisors) full and unrestricted access to the Facilities to conduct inspections, soil test borings, soil tests, drainage tests, surveys, topographical analyses, engineering studies, and investigations, together with copies of or access to all environmental files, licenses, permits, permit applications, consultant reports, notices from local, state, and federal governmental entities, environmental audit and inspection reports, insurance files, and other information, necessary for Buyer to assess the environmental status of the Facilities.

         5.1.(e)     Conduct of Business Pending the Closing.
Shareholders shall observe and cause the Company to observe and the Company shall observe each of the following provisions:

           (i)       No Changes.  Company will carry on its
business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

           (ii) Maintain Organization. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

           (iii) No Corporate Changes. Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

           (iv) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

           (v) No Negotiations. Shareholders will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

           (vi) No Transfer of Shares. No Shareholder shall transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

           (vii) No Breach. Neither Shareholders nor the Company shall enter into any transaction or perform any act that would constitute a breach of the representations and warranties contained herein or of any covenant entered into herein, other than actions by the Company undertaken in the ordinary course of business that would result in any Schedule or any representation made herein being out of date or incomplete.

         5.1.(f)     Compliance with Conditions.
Shareholders, Company and Buyer shall use all reasonable efforts to cause the conditions set forth in Sections 10 and 11 hereof to be satisfied as soon as reasonably practicable.

         5.1.(g)     Disclosure Schedule Update.  Promptly
upon the occurrence thereof, Shareholders and Company shall disclose to Buyer in writing any breach known to them of any representation and warranty made by them or any covenant to be performed by any of them. In addition, not less than five (5) business days prior to Closing, Shareholders and Company shall advise the Buyer in writing of any material change in any information supplied to Buyer hereunder or in the Disclosure Schedule. In addition, at Closing, Buyer shall be advised of any further breach or material change. Notwithstanding such disclosure, Buyer shall be entitled to rely upon the original representations and warranties contained in Section 3 as of the date of execution hereof, whether or not Closing shall take place.

    5.2. Other Agreements.  The Agreements described in this
Section 5.2 and those other agreements, instruments and documents, including without limitation all documents to be delivered at closing, contemplated hereby to be executed by any party hereto shall constitute the "Ancillary Instruments."

         5.2.(a)     Escrow Agreement.  At Closing,
Shareholders, Buyer and M&I Marshall & Ilsley Bank (the
"Escrow Agent") shall execute and deliver an Escrow Agreement
(the "Escrow Agreement") in the form of Exhibit C.

         5.2.(b)     Consulting Agreement.  At the Closing,
Company and Buyer shall deliver to Andrew J. Fleckenstein a Consulting Agreement in the form of Exhibit D hereto, duly executed by the Buyer, Company and Andrew J.Fleckenstein, providing for compensation of One Million Dollars
($1,000,000), which agreement Andrew J. Fleckenstein agrees hereby to execute at or before Closing.

         5.2.(c)     Noncompetition Agreements.  At the
Closing, Shareholders shall deliver to Buyer noncompetition agreements, substantially in the form of Exhibit E hereto, duly executed by each Shareholder pursuant to which each Shareholder covenants and agrees, for a period of 10 years from the Closing Date, not to compete with Company or Buyer in any aspect with respect to the Business anywhere in the world, and providing for consideration to each Shareholder as follows: Andrew J. Fleckenstein, Three Million Dollars ($3,000,000); John L. Fleckenstein, Two Hundred Fifty Thousand Dollars ($250,000), Mark Fleckenstein, Two Hundred Fifty Thousand Dollars ($250,000) and all other individual Shareholders, Five Thousand Dollars ($5,000) each.

         5.2.(d)     Purchase Agreement.  Upon the execution
of this Agreement, Andrew J. Fleckenstein shall have delivered to Buyer an executed Stock Purchase Agreement in the form of Exhibit F for the sale by Andrew J. Fleckenstein and the purchase by Buyer of all of the issued and outstanding shares of Family Corp. for One Hundred Thousand Dollars ($100,000).

         5.2.(e)     Shareholder Releases.  At the Closing,
the Shareholders shall each deliver to the Buyer an executed release of all obligations, of the Company or Subsidiary or any Affiliate to either of them, to such Shareholder in the form of Exhibit G hereto (the "Release") and each such Release shall constitute the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms.

    5.3. Tax Matters Agreements; Payment of Taxes.

         5.3.(a)     Tax Returns.  Shareholders shall prepare
or cause to be prepared, at their own expense, and shall timely file or cause to be filed tax returns (including any amendments thereto) for any income taxes related to or arising from Company's status as an S corporation. Shareholders shall pay or cause to be paid all taxes related to or arising from Company's status as an S corporation, to the extent such taxes are attributable to items of income, gain, expense, deduction, loss, credit or recapture of the Company which flow through to the Shareholder under the Code and analogous provisions of state or local law ("S items").

         5.3.(b)     Apportionment of S Items.  Shareholders
will include all S items on their federal, state and local income tax returns. Company will furnish all tax information requested by Shareholders for such inclusion in accordance with past custom and practice. S items, and items which would be S items for the year which includes the Closing Date but for the termination of the Company's S status, for the year which includes the Closing Date will be apportioned to the period up to and including the day immediately preceding the Closing Date and the period from and after the Closing Date by closing the books of Company as of the end of the day immediately preceding the Closing Date.

         5.3.(c)     Allocation of Other Taxes.  In the case
of any Taxes (other than taxes attributable to S items) that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, Shareholders shall reimburse Buyer for the portion of such Taxes payable for the period ending on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date. For this purpose, the portion of such Taxes payable for the period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period. The preceding sentence shall be applied with respect to such Taxes relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date.

         5.3.(d)     Control of Contest.  Shareholders shall
have the right, at their own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended tax return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to S items. Each party will allow the other and its counsel (atits or their own expense) to be represented during any audits of income tax returns to the extent that disputed items therein relate to Company and resolution of such designated items may adversely affect the other party.

         5.3.(e)     General.  Buyer and Shareholders shall
each grant the other, and Buyer shall following the Closing cause Company to grant to Shareholders, the rights, at reasonable times and upon reasonable notice, to access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any tax returns, any audit or other examination by any taxing authority or any litigation relating to liability for taxes attributable to S items for all years prior to Closing. Information required in the filing of any return shall be provided to the other party not less than thirty (30) days before such return is due (taking into account extensions to file). Shareholders will allow Buyer an opportunity to review and comment upon any tax returns (including any amended returns) to the extent they relate to S items. Shareholder will take no position on such returns that would adversely affect Company after the Closing. Shareholders and Buyer shall retain all records relating to taxes for as long as the statute of limitations with respect thereto shall remain open.

    5.4. Special Matters.

         5.4.(a)     Maintenance of Bonus Program.  After
Closing, Buyer shall maintain the bonus program for hourly employees and implement the program in the same manner as Company's past practices and will not make or institute any changes until December 31, 1995.

         5.4.(b)     Disposition of Assets.  Upon Andrew J.
Fleckenstein's request, Company will sell to Andrew J. Fleckenstein (i) the automobile currently used by Andrew J. Fleckenstein for $27,000, and (ii) the $230,000 life insurance policy in Andrew J. Fleckenstein's name, for its current cash surrender value of $63,352.61.

         5.4.(c)     Tax Appeal.  After Closing, Buyer shall
not appeal nor permit the Company to appeal the determination of the IRS related to the 1992 federal income tax audit.

         5.4.(d)     Employment Agreements.  Company shall, if
Buyer so directs, execute employment agreements previously executed by Bernard Peltier, John Piasecki, Paul Sacotte, Walter Smith and Donald Vaughan ("Managers"), and provided by Company to Buyer. If Buyer fails to so direct at or prior to Closing, the offers to enter into written employment agreements by the Managers shall be rescinded.

6.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

    Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions unless expressly waived by the Buyer, in its sole and unconfined discretion:

    6.1. Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Shareholders pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

    6.2. Compliance With Agreement. Shareholders shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.1.

    6.3. Absence of Litigation. No Litigation shall have been commenced or threatened and no Order shall have been issued against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby which would prevent the Closing.

    6.4. Consents and Approvals. All material approvals, consents and waivers (including estoppel letters with respect to leased property) that are required by Buyer to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

    6.5. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired or been terminated.

    6.6. Environmental Due Diligence. The results of any inspections, soil test borings, soil tests, drainage tests, surveys, topographical analyses, engineering studies or other investigations performed or obtained by Buyer from Braun/Intertech or Dames & Moore shall not have disclosed evidence of Waste in, on, or adjacent to any Real Property requiring any removal and/or remediation to be undertaken by the Company which would cost more than $7,500,000. Buyer shall not have received any evidence from Braun/Intertech or Dames & Moore that there are existing violations of any law, ordinance, regulation or order relating to air, water or land pollution or Wastes generally which, if adversely determined would result in liability to the company of more than $7,500,000.

         If Buyer desires to invoke this Section 6.6 as the basis for refusal to close the transaction, Buyer shall promptly so advise Shareholders in writing by October 25, 1995 and shall provide Company a copy of the reports from its environmental advisors verifying the grounds upon which such refusal to close is based. Shareholders shall then have seven
(7) business days to either accept such grounds for termination, in which case the Agreement will terminate, or to elect to close. If Shareholders elect to close, Shareholders shall fully indemnify Buyer from and all liability identified in such reports.
Such indemnification shall be on the terms set forth in
Article 8, provided, however, that the limitations on amounts set forth in Section 8.5.(b) (the $2,000,000 basket) and in
Section 8.5.(c) (the $15,000,000 cap) shall not be applicable.


    6.7. Repayment of Indebtedness. All indebtedness of the Shareholders or any Affiliate thereof to the Company or Subsidiary listed on Schedule 3.6 or required to be so listed shall have been repaid in full.

    6.8. Ancillary Instruments and Proceedings. All of the Ancillary Instruments to be delivered to Buyer at or prior to Closing shall have been executed and delivered and all such Ancillary Instruments and all corporate proceedings and actions taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its counsel.

7.  CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

    Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions, unless expressly waived by the Shareholders, in their sole and unconfined discretion:

    7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement or in any instrument, list, certificate or writing delivered by Buyer pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    7.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

    7.3. Absence of Litigation. No Litigation shall have been commenced or threatened against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby which would prevent the Closing.

    7.4. HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired or been terminated.

    7.5. Repayment of Indebtedness. All indebtedness of the Company or Subsidiary to any Shareholder or any Affiliate thereof listed on Schedule 3.6 or required to be so listed shall have been repaid in full.

    7.6. Ancillary Instruments and Proceedings. All of the Ancillary Instruments to be delivered to Shareholders or Company at or prior to Closing shall have been executed and delivered and all such Ancillary Instruments and all corporate proceedings and actions taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Shareholders and Company and their counsel.

8.  INDEMNIFICATION

    8.1. By Shareholders. Subject to the terms and conditions of this Article 8, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in or made pursuant to this Agreement or (b) the breach of any covenant of any Shareholder contained in this Agreement. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 3.2 hereof shall be subject only to several indemnification by the respective Shareholders who shall have made and breached such representations and warranties. As used in this Article 8, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid, provided however, to the extent the Company has specifically accrued for or reserved against the occurrence giving rise to the Claim, no claim shall exist to the extent of such accrual or reserve, including but not limited to, those items listed on Schedule 8.1; and provided further, that the amount of any Claim shall be adjusted to take into account the present value of any benefit realized by the Indemnified Party (hereinafter defined) with respect to the subject matter of such Claim.

    8.2. By Buyer. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or (b) the breach of any covenant of Buyer contained in this Agreement.

    8.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

         8.3.(a)     Notice and Defense.  The party or parties
to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, the Shareholders' Agent shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim and shall in other respects give reasonable cooperation in such defense.

         8.3.(b)     Failure to Defend.  If the Indemnifying
Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

         8.3.(c)     Indemnified Party's Rights.  Anything in
this Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

    8.4. Payment. The Indemnifying Party shall pay the Indemnified Party any amount due under this Article 8. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment.
If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

    8.5. Limitations on Indemnification.

         8.5.(a)     Time Limitation.  No claim or action
among the parties hereto shall be brought under this Article 8 for breach of a representation or warranty after the lapse of eighteen months (18) following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

           (i)       There shall be no time limitation on
claims on actions brought for breach of any representation or warranty made by Shareholders pursuant to Sections 3.1.(g),
3.2 and 3.12.(a).

           (ii) Except as provided below, any claim or action brought for breach of any representation or warranty made by Shareholders in Section 3.5 may be brought at any time until the underlying tax obligation is barred by applicable period of limitation under applicable law, plus sixty (60) days.

           (iii) Any claim or action brought for breach of any representation or warranty made by Shareholders in Section 3.5, and which relates to a change in method of accounting (within the meaning of Sections 481 and 446(e) of the Code, and analogous provisions under state and local laws) maintained or used by the Company on or before Closing, may be brought at any time and even though the statute of limitations has expired for some or all of the Company's tax years ending on or before Closing; provided, however, (x) no such claim or action shall be indemnified unless the change in method of accounting is required by the Internal Revenue Service or state or local tax authorities, and (y) the amount of such indemnification under this Section 8.5(a)(iii) shall not exceed the additional taxes which would have resulted if the
Section 481 adjustment had been determined and assessed as of the day before Closing, less any amounts reserved for such taxes and reflected on the Statement of Net Book Value.

           (iv) Any claim or action brought for breach of any representation or warranty made by Shareholders in Section
3.11.(c) is barred after the lapse of three (3) years following the Closing.

         8.5.(b)     Amount Limitation.  Except with respect
to claims for breaches of representations or warranties contained in Sections 3.2 and 3.12.(a), an Indemnified Party shall only be entitled to indemnification under this Article 8 for breach of a representation or warranty for the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 8 in excess of Two Million Dollars ($2,000,000).

         8.5.(c)     Maximum Liability.  Shareholders'
collective indemnification obligations to the Buyer pursuant to this Article 8 (other than pursuant to Sections 3.2 and 3.12.(a)) shall not exceed in the aggregate Fifteen Million Dollars ($15,000,000).

         8.5.(d)     Bar On Claims.  No claim or action shall
be brought by Buyer relating to breaches of representations or warranties relating to issues raised in Schedule 2.3.(c)(ii).

9.  CLOSING

    The closing of this transaction ("the Closing") shall take place at the offices of Foley& Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 9:00 A.M. on November 1, 1995, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

    If the Closing occurs after November 1, 1995, the parties nevertheless agree that the Closing shall be deemed to have occurred on such date. Specifically, Buyer shall be entitled to revenues generated on and after such date, but shall be treated as having incurred such liabilities. Such liabilities and assets shall be properly reflected on the Statement of Net Book Value, which will be prepared as of November 1, 1995.

    If the Closing occurs on November 8, 1995, or thereafter, the Shareholders shall be entitled to interest on the amount that would otherwise have been paid on November 1 at the rate announced by M&I Marshall & Ilsley Bank as its prime rate in Milwaukee, Wisconsin, from the period of November 1 through the actual Closing Date. If the Closing occurs on or before November 7, Shareholders shall not be entitled to such interest.

    9.1. Documents to be Delivered by Shareholders.  At the
Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

         9.1.(a)     Stock Certificate(s).  Stock certificates
representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

         9.1.(b)     Compliance Certificate.  A certificate
signed by Shareholders' Agent that each of the representations and warranties made by Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Shareholders have performed and complied with all of Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         9.1.(c)     Opinion of Counsel.  A written opinion of
Foley & Lardner, counsel to Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit D hereto.

         9.1.(d)     Certified Resolutions.  Certified copies
of the resolutions of the Board of Directors and the Shareholders of (i) the Company, authorizing and approving this Agreement and the consummation of the transactions conntemplated by this Agreement and (ii) Family Corp., authorizing and approving the Purchase Agreement and the consummation of the transactions contemplated thereby.

         9.1.(e)     Articles; By-Laws.  (i) A copy of the
By-Laws of Company and Family Corp. certified by their respective secretaries, and a copy of their respective
Articles of Incorporation certified by the Secretary of State of Wisconsin and (ii) a copy of the corporate statutes of Subsidiary, as filed in the Registre de Commerce.

         9.1.(f)     Incumbency Certificate.  Incumbency
certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

         9.1.(g)     Other Documents.  All other documents,
instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

    9.2. Documents to be Delivered by Buyer.  At the Closing,
Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

         9.2.(a)     Compliance Certificate.  A certificate
signed by the Chief Executive Officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         9.2.(b)     Opinion of Counsel.  A written opinion of
Henson & Efron, P.A., counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit I hereto.

         9.2.(c)     Certified Resolutions.  A certified copy
of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         9.2.(d)     Incumbency Certificate.  Incumbency
certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

         9.2.(e)     Other Documents.  All other documents,
instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

    9.3. Documents to be Delivered by the Parties. At the Closing, Shareholders and Buyer shall deliver to each other the following documents, in each case duly executed or otherwise in proper form:

         9.3.(a)     Non-Competition Agreements.  The
Non-Competition Agreements referred to in Section 5.2.(c), duly executed by the persons referred to in such Section.

         9.3.(b)     Escrow Agreement.  The Escrow Agreement
referred to in Section 5.2.(a), duly executed by Shareholders, Buyer and the Escrow Agent in the form of Exhibit C.

         9.3.(c)     Consulting Agreement.  The Consulting
Agreement referred to in Section 5.2.(b), duly executed by Andrew J. Fleckenstein and Buyer.

         9.3.(d)     Purchase Agreement.  The Stock Purchase
Agreement referred to in Section 5.2.(d), duly executed by Andrew J. Fleckenstein and Buyer.

10. TERMINATION

    10.1.  Right of Termination Without Breach.  This
Agreement may be terminated without further liability of any party at any time prior to the Closing:

         10.1.(a)    by mutual written agreement of Buyer and
Shareholders' Agent, or

         10.1.(b)    by either Buyer or Shareholders' Agent if
the Closing shall not have occurred on or before December 31, 1995, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

    10.2.  Termination for Breach.

         10.2.(a)    Termination by Buyer.  If, after written
notice and failure to cure within five (5) business days, (i) there has been a material violation orbreach by any Shareholder of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Shareholders' Agent or any Shareholder shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders' Agent at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

         10.2.(b)    Termination by Shareholders' Agent.  If
(i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders' Agent, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Shareholders' Agent may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 10.2.(c) hereof.

         10.2.(c)    Effect of Termination.  In the event of
termination under Section 10.2, the terminating party shall have the right to receive, as damages for such breach and not as a penalty, reimbursement of all expenses incurred by it in connection with the transactions contemplated in this Agreement. Neither party shall be liable for, and no party may recover, consequential or punitive damages as a result of, the termination of this Agreement. Subject to the foregoing, the parties' obligations under Section 12.8 of this Agreement shall survive termination.

11. ARBITRATION OF DISPUTES

    11.1. Arbitration Required. Except as otherwise provided in Section 2.3.(c)(iv) hereof, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, or termination, that can not be resolved amicably by the parties shall be referred to and finally resolved by binding arbitration, under the auspices and the then applicable Commercial Arbitration Rules of the American Arbitration Association as herein modified or supplemented or otherwise agreed to by the parties hereto. At any time by express written agreement, the parties may modify, limit the application of, add to, or avoid the operation of one or more rules of such association.

    11.2. Arbitrators. The arbitrator or arbitrators shall be selected in accordance with such rules. The number of arbitrators when the amount in dispute is $500,000 or less shall be one, and the number of arbitrators when the amount in dispute is more than $500,000 shall be three. The location of the arbitration proceedings shall be Chicago, Illinois. The American Arbitration Association shall arrange for a prehearing conference as soon as practicable after the appointment of the arbitrators. At the prehearing conference, the arbitrators shall set a hearing date, which shall commence not later than 60 days after the prehearing conference. The parties agree that the arbitrators may call and question any witness, including any expert witness, and may require a party to produce any relevant documents or evidence prior to or at any hearing.

    11.3. Arbitral Award. The parties and the arbitrators shall proceed expeditiously so that the arbitral award is issued as soon as practicable. The arbitrators will be empowered to grant injunctive relief in the form of interim orders pending the outcome of the arbitration and in the final arbitral award. The costs, expenses, and fees of a party incurred in connection with any arbitration proceeding shall be borne by that party. Costs, expenses, and fees of the arbitration panel shall be borne equally by Buyer and Seller, unless the final arbitral award otherwise provides. The arbitral award will be the exclusive remedy for all claims, counterclaims, issues, or accountings presented or pled to the arbitrators. Any award may, in the discretion of the arbitrators, include interest from the date of the breach or other violation of the Agreement until the award is fully paid. The parties hereto irrevocably submit to the jurisdiction of the courts of, and United States federal courts sitting in, the State of Wisconsin, for enforcement of the arbitral award. Any additional costs, fees, or expenses incurred in enforcing the arbitral award will be charged against the party that resists enforcement.

12. MISCELLANEOUS

    12.1. Disclosure Schedule. The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by Shareholders' Agent and dated and delivered to Buyer on the date of this Agreement. Disclosure in one Schedule hereto shall constitute disclosure for all purposes under this Agreement and in response to any other Schedule hereto. Disclosure of a document or information in a Schedule hereto is not intended as a representation or warranty of the material nature of such document or information nor does it establish any standard of materiality upon which to judge the inclusion or omission of other similar documents or information in that Schedule or other Schedules.

    12.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

    12.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer or Shareholders shall be subject to the approval of the other parties in all essential respects.

    12.4.  Assignment; Parties in Interest.

         12.4.(a)    Assignment.  Except as expressly provided
herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

         12.4.(b)    Parties in Interest.  This Agreement
shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

    12.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

    12.6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders' Agent; provided, however, that Buyer may, in Buyer's discretion, require the execution of any amendment by all the Shareholders personally.

    12.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         (a)         If to Buyer, to:

           Pentair, Inc.
           1500 County Road B2 West
           St. Paul, MN  55113-3105
           Attention:  Richard J. Cathcart
           Facsimile:  (612) 639-5209

           (with a copy to)

           Henson & Efron, P. A.
           1200 Title Insurance Building
           400 Second Avenue South
           Minneapolis, MN  55401
           Attention:  Louis L. Ainsworth
           Facsimile:  (612) 339-6364

or to such other person or address as Buyer shall furnish to Shareholders' Agent in writing.

         (b)         If to Shareholders, to Shareholders'
Agent:

           Andrew J. Fleckenstein
           2880 Santa Maria Dr.
           Brookfield, WI 53005

           (with a copy to)

           Joseph B. Tyson, Jr.
           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, WI  53202
           Facsimile:  (414) 297-4900

or to such other person or address as Shareholders shall designate as a successor Shareholders' Agent in accordance with this Agreement.

    If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to Shareholders' Agent shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

    12.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

         12.8.(a)    Brokerage.  Except as to Houlihan Lokey
Howard & Zukin and Goldman, Sachs & Co., who shall be compensated by Shareholders, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

         12.8.(b)    Expenses to be Paid by Shareholders.
Shareholders shall pay, and shall indemnify, defend and hold
Buyer and Company harmless from and against, each of the following:

           (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

           (ii) Professional Fees. All fees and expenses of their own and Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby. Shareholders acknowledge their responsibility for fees and expenses paid by the Company to Goldman Sachs in the amount of $150,000 and agree to pay such amount to the Company on or before the Closing.

         12.8.(c)    Other.  Except as otherwise provided
herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

    12.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

    12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

    12.12. Waiver. No failure of either party to this Agreement to pursue any remedy resulting from a breach of this Agreement shall be construed as a waiver of that breach or as a waiver of any subsequent or other breach. No waiver shall be enforced against a party unless such waiver is in writing and signed by the party against whom enforcement of such is sought.

    12.13. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable law, so as to provide to the parties to the fullest extent possible the economic purpose and effect of this Agreement.

    12.14. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

    "Affiliate" - Section 3.6.(a)
    "Ancillary Instruments" - Section 5.2
    "Arbiter" - Section 2.3.(c)(iv)
    "Audited Financial Statements" - Section 3.4.(a)
    "Buyer's Affiliates" - Section 8.1
    "CERCLA" - Section 3.11.(c)
    "Claim" - Section 8.1
    "Closing" - Preamble to Article 9
    "Closing Date" - Section 9
    "Code" - Section 3.5.(e)
    "Company Employees" - Section 3.16.(a)
    "Disclosure Schedule" - Section 12.1
    "Effective Time" - Section 2.3.(b)
    "Employee Plans/Agreement(s)" - Section 3.16.(a)
    "Environmental Laws" - Section 3.11.(c)
    "ERISA" - Section 3.16.(a)
    "Escrow Agent" - Section 5.2.(a)
    "Escrow Agreement" - Section 5.2.(a)
    "Estimated Closing Balance Sheet" - Section 2.3.(b)
    "Government Entities" - Section 3.3
    "HSR Act" - Section 3.3
    "Indemnified Party" - Section 8.3.(a)
    "Indemnifying Party" - Section 8.3.(a)
    "Laws" - Section 3.3
    "Lien" - Section 3.12.(a)
    "Litigation" - Section 3.10
    "Net Book Value" - Section 2.3.(a)
    "Orders" - Section 3.3
    "PBGC" - Section 3.16.(b)(ii)
    "Products" - Section 3.20
    "Purchase Price" - Section 2.1
    "Real Property" - Section 3.12.(c)
    "Release" - Section 5.2.(e)
    "Recent Balance Sheet" - Section 3.4
    "Settlement Date" - Section 2.2.(c)
    "Shareholders' Accountants" - Section 2.3.(c)(ii)
    "Statement of Net Book Value" - Section 2.3.(c)(ii)
    "Subsidiary" - Section 3.1.(d)
    "Taxes" - Section 3.5.(a)
    "Trade Rights" - Section 3.18
    "Waste" - Section 3.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number and vice versa.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PENTAIR, INC.
"BUYER")


By:
Winslow H. Buxton,
Chief Executive Officer and Chairman of the Board


FLECK CONTROLS, INC.
("COMPANY")

By:
Andrew J. Fleckenstein,President and Chairman of the Board


John L. Fleckenstein, Susan M. Fleckenstein,
Carolyn Scott, Paul Fleckenstein, Mark Fleckenstein, Andrew J. Fleckenstein 1988 Children's Trust F/B/O Paul Fleckenstein, Andrew J. Fleckenstein 1988 Children's Trust F/B/O Carolyn Scott, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Susan M. Fleckenstein, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Carolyn Scott, Andrew J. Fleckenstein 1993 Children's Trust F/B/O Paul Fleckenstein, Andrew J. Fleckenstein 1993 Children's Trust F/B/O John L. Fleckenstein and Andrew J.Fleckenstein 1993 Children's Trust F/B/O Mark A. Fleckenstein ("SHAREHOLDERS")


By:
Andrew J. Fleckenstein,
Shareholders' Agent


Andrew J. Fleckenstein, individually